Exhibit 99.3

CFO Commentary on First Quarter 2016 Financial Results

May 10, 2016

Related Information

The commentary in this document can be referenced in the financial information found in the earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the Form 8-K furnished to the Securities and Exchange Commission website at sec.gov.

Conference Call

The Company will hold a conference call at 5:00 p.m. Eastern Standard Time on May 10, 2016, to review first quarter 2016 results. Randy Hales, Chief Executive Officer, and Brad Holiday, Chief Financial Officer, will participate in the call. The conference call will be available to interested parties through a live audio Internet broadcast accessible at investors.ZAGG.com. A podcast of the conference call will also be archived at investors.ZAGG.com for one year.

Summary

The Company reported net sales for the first quarter of 2016 of $62.4 million, an increase of 9% from $57.2 million in the prior year, reflecting a contribution of $7.6 million from mophie. Gross profit margin for the quarter was 38.0% and operating expense was 43.9% of net sales. The Company reported a net loss of ($3.3) million, ($0.12) per diluted share, compared to net income of $3.2 million, $0.11 per diluted share, in the prior year.

The Company maintains overall annual guidance (inclusive of the operations of mophie after the March 3, 2016 transaction date), while updating the forecast for net sales and Adjusted EBITDA to potentially be at the lower end of the range, reflecting a slower start to mophie sales related to supply chain capacity issues, partially offset by increased ZAGG net sales and anticipated merger efficiencies leading to reduced expense for the remainder of the year.

The Company’s annual guidance for 2016 is as follows:

●	Net sales of $460 - $500 million

●	Gross profit margin (as a % of net sales) in a range of low to mid 30’s

●	Adjusted EBITDA of $60 - $65 million

●	Annual effective tax rate of approximately 40%

Please refer to the 2016 Business Outlook on page 4 for additional details.

2016 First Quarter Results

(All income statement and non-GAAP comparisons are versus first quarter 2015, unless noted.)

Net Sales

Net sales were $62.4 million, an increase of 9% compared to $57.2 million. The increase in net sales was due to (1) mophie net sales of $7.6 million from the March 3, 2016 acquisition date to the end of the quarter and (2) a 14% increase in screen protection sales to $40.8 million, and (3) a 20% increase in audio sales to $5.1 million. These increases were partially offset by a decline in keyboard sales due to overall softness in the tablet market and the sell-in of keyboards at key retailers that occurred in the prior year quarter that did not recur in 2016.

International

International sales increased 67% to $7.5 million or 12% of net sales, compared to $4.5 million or 8% of net sales, due to expanded retail distribution in Europe. The impact of foreign exchange rates were negligible in the quarter at ($0.1) million.

Online

Website sales increased by 95% to $5.6 million or 9% of net sales compared to $2.9 million or 5% of net sales, due to increased optimization of the ZAGG website and the contribution of sales from the mophie website of $1.0 million.

Product Categories

Screen protection increased 14% to $40.8 million or 65% of net sales, compared to $35.9 million or 63% of net sales. Screen protection sales grew versus the prior year quarter primarily due to increased distribution of glass InvisibleShield screen protection at wireless retailers.

Tablet keyboard sales decreased to $7.4 million or 12% of net sales, compared to $13.9 million or 24% of net sales. The decrease was due to overall softness in the tablet market and significant tablet keyboard sell-in at key retailers during the first quarter of 2015 that did not recur in 2016.

Power management (external batteries) grew to $6.1 million or 10% of net sales, an increase from $1.3 million or 2% of net sales. The increase was primarily due to the impact of mophie product sales.

Audio sales increased 20% to $5.1 million or 8% of net sales, from $4.2 million or 7% of net sales, primarily due to an increase in retail distribution.

Power cases sales were $2.4 million or 4% of net sales. The emergence of this category during the first quarter of 2016 was solely due to sales under the mophie brand.

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Gross Margin

Gross profit margin was 38.0% ($23.7 million) compared to 40.1% ($23.0 million). The decrease was primarily due to $1.2 million in expense recorded through cost of sales related to the sale of acquired mophie inventory that was recorded at fair value through purchase accounting, and the impact of mophie gross profit margins, which were lower than the Company’s historical gross profit margins. ZAGG (excluding mophie) gross margin increased to 42% compared to 40% in 2015.

Operating Expense

Operating expense was 43.9% of net sales or $27.4 million, compared to 30.6% of net sales or $17.5 million in 2015. The increase was due primarily to transaction costs of $2.0 million, the inclusion of mophie operating expenses from the date of the acquisition to the end of the quarter (including $0.8 million of amortization of intangibles associated with the acquisition), increases in salaries and benefits, and increased stock-based compensation expenses.

Income Tax Expense

The effective tax rate for the quarter was 19.6% compared to 41.7%. The decrease in the effective tax rate was primarily due a decrease in the state rate used for deferred taxes caused by the acquisition of mophie and the resulting change in the mix of state apportionment factors, which resulted in a discrete item being recognized during 2016, and reduced losses from foreign jurisdictions that are taxed at a 0% rate. The Company’s effective tax rate will generally differ from the U.S. Federal statutory rate of 35%, due to state taxes, permanent items, and the Company’s global tax strategy.

Net Income (Loss)

Net loss for the first quarter was ($3.3) million, or diluted loss per share of ($0.12) (on 27.7 million shares), compared to net income $3.2 million, or diluted earnings per share of $0.11 (on 29.7 million shares).

Unaudited Supplemental Data: Adjusted EBITDA and Adjusted Net Loss

Adjusted EBITDA for the quarter was $5.1 million (8% of net sales) compared to $9.3 million (16% of net sales).

In conjunction with the completion of the acquisition of mophie in the quarter, the Company incurred transaction expenses and accounting charges. Adjusted Net Income (Loss) adjusts for the effect of transaction expenses and the fair value write-up of mophie inventory related to the acquisition.

Adjusted Net Loss was ($0.8) million or ($0.03) per diluted share.

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Balance Sheet (as of March 31, 2016)

(All balance sheet comparisons are versus December 31, 2015, unless noted.)

Cash and Cash Equivalents

The cash and cash equivalents balance was $6.2 million compared to $13.0 million, a decrease of $6.8 million. The decrease in cash is largely the result of cash used for the purchase of mophie, cash used for working capital requirements, and purchases of fixed assets; these decreases were partially offset by strong cash collections during the first quarter of 2016 from accounts receivable outstanding at year end 2015.

Account Receivables

Accounts receivable decreased to $53.2 million compared to $57.6 million, a decrease of $4.4 million. The decrease was due to strong cash collections from accounts receivable outstanding at year end 2015, but was partially offset by the addition of accounts receivable from the mophie acquisition. Day’s sales outstanding (DSO) for ZAGG (excluding mophie) increased to 68 days compared to 67 days. The Company will report consolidated DSO starting in the second quarter of 2016 when a full quarter of mophie operations are available.

Inventory

Inventories were $83.8 million as compared to $45.9 million. The increase in inventory is primarily due to the addition of mophie inventory ($41.5 million at March 31, 2016).

Debt

Concurrent with the close of the merger with mophie on March 3, 2016, the Company entered into a Credit and Security Agreement (the “Agreement”) with KeyBank National Association; the prior credit agreement with Wells Fargo was terminated. The Agreement provides an $85.0 million revolving line of credit with a maturity date of March 2, 2021. Borrowings under the line of credit are subject to a borrowing base limit, which is calculated from outstanding accounts receivable and inventory. Interest on the line of credit accrues at the prime rate plus 0.50% or LIBOR plus 1.50%. The Agreement also provides a $25.0 million term loan commitment. Payments on the term loan began April 1, 2016 and continue until it is paid in full on March 2, 2020. Interest on the term loan will accrue at the base rate plus 1.0% or at a rate of LIBOR plus 2.0%.

At the end of the first quarter, the Company had a balance on the line of credit of $50.5 million, and a balance on the term loan of $25.0 million.

2016 Business Outlook

The table below details 2016 net sales and Adjusted EBITDA guidance for ZAGG, 10 months of contribution for mophie, and consolidated guidance for the year. At this time, the Company is guiding to the low end of the range for net sales and Adjusted EBITDA.

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(in millions)	Net Sales			Adjusted EBITDA
	Low	High		Low	High
ZAGG	$295	$315
mophie	$165	$185
Consolidated*	$460	$500	Margin %	$60	$65
				13%	13%

* Reflects full year ZAGG results and mophie 10 month results from the March 3, 2016 closing.

Non-GAAP Financial Disclosure

ZAGG regularly discloses Adjusted EBITDA and Adjusted Net Loss, non-GAAP metrics, in its financial releases. Readers should refer to the non-GAAP financial disclosures at the end of this document for information on the limitations of non-GAAP disclosures. An explanation of ZAGG's use of this non-GAAP financial measure and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG's press release today, which can be found at investors.ZAGG.com.

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, and mophie fair value inventory write-up) and Adjusted Net Loss (earnings before mophie transaction costs, mophie fair value inventory write-up, and amortization from acquired intangibles – all net of tax) contained in this commentary are not financial measures under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA and Adjusted Net Loss because we believe that they are helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

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Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to timely design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, including mophie inc.; (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; and (k) adoption of or changes in accounting policies, principles, or estimates. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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